EXHIBIT 99.1

For Immediate Release

November 20, 2006

For Further Information Contact:
Barry Hollander
(561) 514-9044

INTERACTIVE GAMES ANNOUNCES ADDITION OF STEPHEN D. KING TO ITS BOARD OF DIRECTORS

West Palm Beach, Florida - Interactive Games, Inc. (the “Company” or “Interactive”) (OTCBB: IGAM) announced today that the appointment of Stephen D. King to its board of directors as an independent director. Mr. King is currently the Chief Executive Officer and a director of Wits Basin Precious Minerals, Inc., a publicly-traded minerals exploration and development company based in Minneapolis, Minnesota. Mr. King also recently served as President of SDK Investments, Inc., a private investment firm located in Atlanta, Georgia specializing in corporate finance and investing.

“We are pleased to have an individual with Steve’s significant background and knowledge in the operation of micro-cap public companies to our board of directors,” commented Interactive President, Henry Fong. “I know he will bring valuable insight and experience to Interactive as we seek to move the Company forward in an effort to maximize shareholder value.”

Interactive Games Inc., http://www.interactivegamesinc.com, is a developer and licensor of interactive casino technologies and redemption gaming applications. Interactive Games has entered into license and distribution agreements with Ed McMahon for the Interactive Games "Million Dollar Madness Class III Slot Machine," Best Bet Media, Global Gaming and other third-party manufacturers and distributors, in which the company has the right to market, sublicense and distribute gaming and mobile entertainment products under the Interactive Games brand.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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